Exhibit 10.2

SUBLEASE

THIS SUBLEASE (this “Sublease”) is entered into as of July 2, 2019 (the “Effective Date”), by and between MEDAMERICA, INC. (D/B/A VITUITY), a Delaware corporation (“Sublandlord”), and DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation (“Subtenant”). Sublandlord and Subtenant may each be referred to herein as a “Party”, and collectively, the “Parties.”

RECITALS

This Sublease is made with reference to the following recitals of essential facts:

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Sublandlord, as Tenant, and SPUS8 2100 POWELL, LP, a California limited partnership, (as successor to Hines REIT Watergate LP, a Delaware Limited Partnership) (“Master Landlord”), as Landlord, are parties to that certain 2100 Powell Lease (as amended, the “Master Lease”), for certain space located on the ninth (9th) floor (the “Subleased Premises”) of 2100 Powell Street, Emeryville, CA (the “Building”), containing approximately 23,976 rentable square feet, as more particularly described in the Master Lease, of that greater portion of the premises leased by Sublandlord in the Building (the “Master Premises”). Sublandlord may continue to lease and/or occupy that portion of the Master Premises that does not contain the Subleased Premises (the “Reserved Premises”) during the Sublease Term (as defined in Section 3). Capitalized terms used, but not defined, herein have the meanings set forth in the Master Lease.

B.	Subject to the terms and conditions of this Sublease, Sublandlord desires to sublease to Subtenant, and subtenant desires to sublease from Sublandlord the Subleased Premises.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.Recitals. The foregoing recitals are hereby incorporated into this Sublease by this reference as if fully set forth herein.

2.Subleased Premises. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Subleased Premises. Additionally, Subtenant is hereby granted the nonexclusive right to use the common areas of the Building to the extent of Sublandlord’s rights to use of the same pursuant to the Master Lease, in common with other tenants in the Building (collectively, the “Common Areas”), each throughout the Sublease Term (as defined in Section 3). Subtenant covenants that its use of the Subleased Premises and Common Areas shall at all times comply with all of the terms, conditions and provisions of the Master Lease and with all the rules and regulations established by Master Landlord from time to time. Sublandlord warrants to Subtenant that (i) sublandlord has delivered to Subtenant a complete copy of the Master Lease, (ii) the Master Lease is, as of the date of this Sublease, in full force and effect,

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(iii) no event of default by Sublandlord and, to Sublandlord’s knowledge, no event of default by Master Landlord has occurred under and is continuing under the Master Lease nor has any event occurred and is continuing that would constitute an event of default by Master Landlord under the Master Lease, but for the requirement of the giving of notice and the expiration of the period of time to cure, and (iv) Sublandlord has not subleased (other than pursuant to this Sublease) or encumbered the Subleased Premises or assigned the Master Lease.

3.Sublease Term. The term of this Sublease (the “Sublease Term”) shall commence upon the later to occur of: (a) Sublandlord’s receipt of the Landlord Consent (as defined in Section 34), and (b) July 15, 2019 (the “Commencement Date”). Notwithstanding the foregoing, Sublandlord and Subtenant agree that Subtenant shall not occupy or commence operations at the Subleased Premises prior to July 29, 2019 (the “Operational Date”), however, Sublandlord agrees to (a) provide Subtenant with access to the Subleased Premises as of the Commencement Date for purposes of planning, information technology, move logistics and other reasonable needs for other planning access after the Commencement Date but prior to the Operational Date provided that Subtenant complies with Sublandlord’s reasonable security requirements during such period and (b) deliver the Premises to Subtenant in the condition required under this Sublease as of the Operational Date and fully vacate the premises prior to July 26, 2019, except as provided herein below with respect to Information Technology facilities, upon which date Subtenant will commence its move into the Subleased Premises. Additionally, Subtenant and Sublandlord agree that Subtenant and Sublandlord will securely share the existing Information Technology facilities within the Premises until Sublandlord can fully relocate its existing Information Technology infrastructure elsewhere in the Building, which Sublandlord will make best efforts to complete by September 1, 2019 and will complete no later than October 31, 2019, and during which time Subtenant shall not make any alterations, additions or improvements to such Information Technology facilities without prior written consent. Subtenant and Sublandlord further agree that Sublandlord shall permit Subtenant the use of Sublandlord’s existing CenturyLink internet circuit until Subtenant’s circuits are fully operational, and in return for such access Subtenant shall compensate Sublandlord in the amount of $1,600 per month during the period of access. Unless earlier terminated under any provision of the Master Lease or this Sublease, the Sublease Term shall continue until June 30, 2022 (the “Expiration Date”). Sublandlord shall deliver possession of the Subleased Premises to Subtenant, subject to the sentence above concerning access following the Commencement Date but prior to the Operational Date, upon the occurrence of all of the following: (a) Sublandlord’s receipt of the Landlord Consent, (b) Sublandlord’s receipt of the Security Deposit (as defined in Section 7), and (c) Sublandlord’s receipt of evidence that Subtenant carries the insurance required by the Master Lease and this Sublease.

4.Base Rent. Beginning on the Commencement Date, Subtenant shall pay as base rent to Sublandlord an amount determined by multiplying the rentable square feet of the Subleased Premises by the Applicable Monthly Base Rate (as hereinafter defined) (each payment, a monthly installment of “Base Rent”). As used herein, “Applicable Monthly Base Rate” shall be an amount equal to Three Dollars and Ninety cents ($3.90) for the twelve (12) month period following the Commencement Date, which amount shall increase by a compounded three percent (3%) on each annual anniversary thereafter. Notwithstanding the foregoing, the Base Rent for the first forty-five (45) full calendar days of the Sublease Term shall be abated; however, if Subtenant defaults under this Sublease during the Sublease Term, Subtenant shall not be entitled to any Base Rent abatement, and Subtenant shall immediately pay to Sublandlord all sums previously abated under this Sublease, together with interest thereon which shall be calculated based on the prime rate plus 3% (the “Default Rate”), from the date such sums were abated.

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5.Basic Operating Cost Excess. In addition to paying Base Rent, beginning on the Commencement Date, Subtenant shall pay to Sublandlord, as additional rent, Tenant’s Proportionate Share of Estimated Basic Operating Cost Excess on a monthly basis throughout the Sublease Term in accordance with Section 3.04 of the Master Lease, solely as it relates to the Subleased Premises, and based on costs as invoiced from Master Landlord to Sublandlord. As used in this Sublease, “Tenant’s Proportionate Share of Estimated Basic Operating Cost Excess” means an amount which equals the ratio that the rentable square footage of the Subleased Premises bears to the rentable square footage of the Master Premises, calculated in accordance with the definition of “Tenant’s Proportionate Share” for the Subleased Premises contained in Section 1.44 of the Master Lease. Reconciliations of Estimated Base Operating Cost Excess and the actual Base Operating Cost Excess, as per Section 3.06 of the Master Lease shall be binding as between Sublandlord and Subtenant. Commencing as of the Commencement Date and continuing until and including the Term Expiration Date as defined in the Master Lease, the Base Year for the calculation of Tenant’s Proportionate Share of Estimated Basic Operating Cost Excess under this Sublease shall be the 2019 calendar year, with Subtenant only being responsible to pay for Tenant’s Proportionate Share of Estimated Basic Operating Cost Excess with respect to the Base Operating Costs in excess of the amount of Base Operating Costs incurred in the 2019 calendar year.

Subtenant shall pay to Sublandlord, together with its payment of Tenant’s Proportionate Share of Estimated Basic Operating Cost Excess, 100% of the cost of: (a) any charges that apply solely to the Subleased Premises (e.g., real estate taxes on leasehold improvements therein), (b) late fees or penalties assessed against Sublandlord or Master Landlord as a result of Subtenant’s acts or omissions, and (c) charges incurred as a result of excess or additional services requested by Subtenant for the Subleased Premises.

6.Payment of Rent. Base Rent and any other amounts payable by Subtenant in connection with this Sublease are referred to in this Sublease as “Rent.” Rent shall be due and payable to Sublandlord without prior written notice or demand, in advance, without deduction or offset, in lawful money of the United States of America, on or before the first day of each calendar month during the Sublease Term. Rent shall be payable at Sublandlord’s address set forth herein, or at such other place as Sublandlord may designate in writing to Subtenant. Rent for any period during this Sublease Term that is less than one (1) month shall be prorated based on a thirty (30) day month. Unpaid Rent that is three (3) days or more past due shall bear interest at the Default Rate until paid.

7.Security Deposit. Subtenant shall deposit with Sublandlord on or before the Effective Date the sum of $374,025.60 (the “Security Deposit”), which is the equivalent of four months’ Rent, which Sublandlord will hold as security for Subtenant’s faithful performance of all of the terms, covenants and conditions of this Sublease to be kept and performed by Subtenant during the period commencing on the Effective Date and ending upon the expiration or earlier termination of Subtenant’s obligations under this Sublease. Sublandlord shall return to Subtenant one fourth of the Security Deposit (the equivalent of one month’s Rent) in cash every 12 months of the Sub Lease Term, provided that Subtenant is not then in default of any provision of this Sublease. Such repayment shall be completed within 10 days following the completion of each such 12 month period. If a default occurs with respect to any provision of this Sublease, including any provision relating to the payment of Rent, then Sublandlord may, but is not required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum

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in default, or to compensate Sublandlord for any other loss or damage that Sublandlord may suffer by reason of Subtenant’s default. If Sublandlord so uses or applies any portion of the Security Deposit, then Subtenant shall, within ten (10) days following demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount, and Subtenant’s failure to do so shall be an Event of Default under this Sublease. If Subtenant pays all of the Rent due under this Sublease and fully performs all of the other covenants and obligations on its part to be performed under this Sublease, then Sublandlord shall return to Subtenant the Security Deposit, less any portion thereof which Sublandlord may have as permitted by this Section 7, within thirty (30) days after the expiration of the Sublease Term by lapse of time or termination of the Master Lease through no fault of Subtenant Subtenant shall not be entitled to any interest on the Security Deposit, and Sublandlord shall have the right to commingle the Security Deposit with Sublandlord’s other funds. The provisions of this Section 7 shall survive the expiration or earlier termination of this Sublease. SUBTENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1950.7 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

8.Condition of Subleased Premises. Subtenant (a) acknowledges that Subtenant has conducted a thorough inspection of the Subleased Premises and (b) agrees that the Subleased Premises are in good condition and repair, and Subtenant accepts the Subleased Premises in their current “AS IS, WHERE IS” condition with all faults. Subtenant hereby waives all warranties, whether express or implied (including warranties of merchantability or fitness for a particular purpose), with respect to the Subleased Premises or any furniture, fixtures and equipment located therein, including, without limitation, the FF&E (as defined in Section 9). Except as expressly set forth in this Sublease, Sublandlord makes no representation or warranty of any kind with respect to the Subleased Premises, and Subtenant shall have full responsibility for making any desired repairs, installations, alterations or additions to the Subleased Premises. Any installations, alterations or additions which Subtenant desires to make to the Subleased Premises shall be subject to the prior written approval of both Master Landlord and Sublandlord, which will not be unreasonably withheld and shall otherwise be constructed in accordance with all of the terms and conditions of the Master Lease. Notwithstanding the foregoing, Sublandlord, to the best of its knowledge, represents and warrants to Subtenant that as of the Effective Date, (i) the Building’s systems in the Premises (including HVAC, electrical, mechanical systems and plumbing) are in good working condition and repair, and (ii) the Premises are in compliance with all local and state codes including Americans With Disabilities Act of 1990, 42 U.S.C. §12101, et seq. (as amended).

9.FF&E. Provided no Event of Default (as defined in Section 21) has occurred and is continuing, Subtenant may utilize the furniture, fixtures and equipment owned by Sublandlord and located in the Subleased Premises as of the Commencement Date (the “FF&E”) during the Sublease Term which are itemized in Exhibit A attached hereto. Subtenant shall accept the FF&E in its presently existing, “AS-IS, WHERE-IS, WITH ALL FAULTS” condition. Sublandlord makes no representation or warranty of any kind whatsoever, express or implied, as to any matters concerning the FF&E, including, without limitation, any warranties as to title or implied warranties of merchantability or fitness for a particular purpose. Subtenant shall maintain the FF&E in good condition and repair, reasonable wear and tear excepted, and shall be responsible for any loss or damage to the same occurring during the Sublease Term. On the Expiration Date, Subtenant shall purchase the FF&E from Sublandlord for the sum of One Dollar ($1.00) pursuant to a bill of sale in form and content substantially identical to the form of Bill and Sale attached hereto as Exhibit B, in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever.

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10.Use. Subtenant may use the Subleased Premises solely for the Permitted Use, and for no other use. Subtenant’s use of the Subleased Premises will at all times comply with the requirements of the Master Lease, and Subtenant shall not use the Subleased Premises in a manner that is in any way inconsistent with the Master Lease or that might cause Sublandlord to be in breach of the Master Lease. Subtenant shall not commit or allow to be committed any waste upon the Building or Subleased Premises, or any public or private nuisance or act which is unlawful.

11.Compliance with Laws. Subtenant shall, at its sole cost and expense, promptly comply with all laws, ordinances and regulations with respect to Subtenant’s use, occupancy or improvement of the Subleased Premises, as such liabilities arise following the Commencement Date, including, without limitation, the Americans With Disabilities Act of 1990, 42 U.S.C. §12101, et seq. (as amended, together with the regulations promulgated pursuant thereto) (collectively, “Applicable Laws”). Additionally, Subtenant shall be responsible, at its sole cost and expense, to reimburse Sublandlord for any legal compliance costs incurred by Sublandlord with respect to the Subleased Premises as a result of Subtenant’s (a) specific use and occupancy of the Subleased Premises (as opposed to general office use), or (b) obtaining any permit or license with respect to the Subleased Premises. For the avoidance of doubt, Subtenant shall not be responsible for curing any non-compliance with Applicable Laws that exist in the Subleased Premises as of the Commencement Date, except that Subtenant shall be responsible for curing any non-compliance with Applicable Laws that result from any alterations, additions and improvements initiated by Subtenant.

12.Compliance with Master Lease.

12.1Subtenant Covenants. Subtenant covenants that it will occupy the Subleased Premises in accordance with all of the terms and conditions of the Master Lease as they apply to the Subleased Premises and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder. Subtenant further covenants and agrees to indemnify Sublandlord against and hold Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including reasonable attorneys’ fees) and damages of any kind or nature whatsoever (“Claims”) arising out of, by reason of, or resulting from, Subtenant’s failure to perform or observe any of the terms and conditions of the Master Lease applicable to the Subleased Premises or this Sublease.

12.2Sublandlord Covenants. Sublandlord covenants that it will maintain the Master Lease during the entire Sublease Term, subject, however, to any earlier termination of the Master Lease without the fault of Sublandlord. Sublandlord covenants that it will occupy the Reserved Premises in accordance with all of the terms and conditions of the Master Lease as they apply to the Reserved Premises and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder. Sublandlord shall cause the Master Landlord to perform its obligations under the Master Lease, and shall cooperate with Subtenant in its efforts to obtain such performance. Sublandlord hereby covenants not to enter into any amendment or other agreement with respect to the Master Lease which will prevent or adversely affect Subtenant’s use of the Subleased Premises in accordance with the terms of this Sublease, materially increase Subtenant’s obligations or decrease Subtenant’s rights under this

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Sublease. Provided that Subtenant agrees to pay all reasonable costs and expenses of Sublandlord and provides Sublandlord with security reasonably satisfactory to Sublandlord to pay such costs and expenses, Sublandlord will take appropriate legal action to enforce the Master Lease and/or Sublease. So long as Subtenant is not in default of its obligations hereunder (beyond applicable notice and cure periods), Subtenant’s quiet and peaceable enjoyment of the Subleased Premises shall not be disturbed or interfered with by Sublandlord, or by any person claiming by, through, or under Sublandlord.

12.3Subordination of Sublease. This Sublease is subject and subordinate to the Master Lease in all respects. If the Master Lease is terminated for any reason whatsoever, then this Sublease shall automatically terminate as if it expired by its terms (unless assumed by Master Landlord), and in such event neither Sublandlord nor Master Landlord shall have any liability whatsoever to Subtenant as a result of such termination, except that Sublandlord shall be liable to Subtenant for any such termination arising as a result of Sublandlord’s default under the Master Lease (to the extent not caused by Subtenant’s acts or omissions). Except as expressly provided in Section 12.2, under no circumstance shall Sublandlord be obligated to, or be responsible or liable in any way for, Master Landlord’s failure to (a) perform any acts required to be completed by Master Landlord under the Master Lease, (b) supply any item, including, but not limited to, any utility or service to the Subleased Premises required to be supplied by Master Landlord under the Master Lease, or (c) complete any work or maintenance in the Subleased Premises, the Building or the Master Premises required to be completed by Master Landlord under the Master Lease; and no such failure will in any way excuse Subtenant’s performance under this Sublease or entitle Subtenant to any abatement of Rent.

12.4Incorporation of Terms. Except as expressly provided in this Section 12.4, Subtenant hereby assumes and agrees to perform each and every covenant and obligation of Sublandlord under the Master Lease with respect to the Subleased Premises (and Sublandlord shall have the right to elect to require Subtenant to perform its obligations under the Master Lease directly to Master Landlord on prior written notice and Master Landlord’s consent to the same) and to satisfy all applicable terms and conditions of the Master Lease for the benefit of Sublandlord and Master Landlord. Notwithstanding the foregoing, (i) to the extent of any inconsistencies between the express terms of this Sublease and the terms of the Master Lease incorporated herein by reference, the express terms of this Sublease shall control, (ii) with respect to any obligation of Subtenant to be performed under this Sublease, wherever the Master Lease grants to Sublandlord a specified number of days after notice or other time condition to perform its corresponding obligation under the Master Lease (excluding the payment of Rent), Subtenant shall have one-fifths fewer days (rounded to the nearest whole day) to perform the obligation (by way of example only, Subtenant shall have 5 fewer days to perform an obligation to be performed in 30 days, and shall have 1 fewer day to perform an obligation to be performed in 5 days), including, without limitation, curing any defaults. Any default notice or other notice of any obligations (including any billing or invoice for any Rent or any other expense or charge due under the Master Lease) from Master Landlord which is received by Subtenant (whether directly or as a result of being forwarded by Sublandlord) shall constitute such notice from Sublandlord to Subtenant under this Sublease without the need for any additional notice from Sublandlord. Whenever the provisions of the Master Lease require the written consent of Master Landlord, said provisions shall be construed to require the written consent of both Master Landlord and Sublandlord. Wherever the provisions of the Master Lease require the indemnification of Master Landlord, said provisions

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shall be construed to require the indemnification of both Master Landlord and Sublandlord (and their respective owners, partners, principals, members, trustees, officers, directors, shareholders, agents, employees and lenders).

12.5Survival. The provisions of this Section 12 shall survive the expiration or earlier termination of this Sublease.

13.Utilities; Services. Sublandlord shall have no obligation to provide to the Subleased Premises with any services or utilities (including, without limitation, telephone or internet services) of any kind and shall have no liability for any interruption in utilities or services to the Subleased Premises; provided, however, that to the extent Sublandlord provides any services or utilities to the Subleased Premises, Subtenant shall pay to Sublandlord (upon receipt of invoice) any reasonable amounts necessary to reimburse or compensate Sublandlord for providing such services. Sublandlord shall not be responsible or liable in any way for any failure or interruption, for any reason whatsoever, of the services, utilities or facilities that may or should be appurtenant or supplied to the Subleased Premises, and no such failure will in any way excuse Subtenant’s performance under this Sublease or entitle Subtenant to any abatement of Rent, unless such failure is a result of Sublandlord’s negligence or willful misconduct, or Sublandlord’s default under the Master Lease, in which event Subtenant may contract directly with Master Landlord to restore such interrupted utilities and services. Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord may be required to pay to Master Landlord or any service provider arising out of excess consumption by Subtenant or a request by Subtenant for additional building services (e.g., charges associated with after-hours HVAC usage and over-standard electrical charges). Notwithstanding anything to the contrary in this Sublease or the Master Lease, Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements or obligations of Master Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Master Landlord thereunder, Subtenant acknowledges and agrees that Subtenant will look solely to Master Landlord for such performance.

14.Maintenance. Subtenant shall perform all maintenance and repairs in the Subleased Premises which Sublandlord is required to perform under the Master Lease; provided, however, that, at Sublandlord’s option, or if Subtenant fails to make such repairs, Sublandlord may, but need not, make such repairs and replacements, and Subtenant shall pay Sublandlord’s costs or expenses, arising from Sublandlord’s involvement with such repairs and replacements upon being billed for same. For the avoidance of doubt, in no event shall Sublandlord be obligated to undertake any maintenance and repair obligations that are the responsibility of Master Landlord under the Master Lease.

15.Assignment and Subletting. Subtenant shall not assign, mortgage, hypothecate, encumber or otherwise transfer this Sublease or sub-sublease (which term shall be deemed to include the granting of concessions and licenses and the like) the whole or any part of the Subleased Premises, including by operation of law (any of the foregoing, an “Assignment”), without in each case first obtaining the prior written consent of Sublandlord, not to be unreasonably withheld; it being agreed that it shall be deemed reasonable for Sublandlord to withhold its consent to an Assignment, if Master Landlord has withheld its consent to the same. No Assignment shall relieve Subtenant of any liability under this Sublease. Consent to any such Assignment shall not

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operate as a waiver of the necessity for consent to any subsequent Assignment. Any assignee or subtenant shall assume all of Subtenant’s obligations under this Sublease and be jointly and severally liable with Subtenant hereunder. Any Assignment hereunder must comply with terms and conditions in Article 5.06 of the Master Lease.

16.Indemnity. Without in any way limiting the applicability or terms of any indemnities found in the Master Lease, each Party shall, except to the extent caused by the other Party’s negligence or willful misconduct, indemnify, protect, defend and hold harmless the other Party or any of its owners, partners, principals, members, trustees, officers, directors, shareholders, agents, employees and lenders (“Related Parties”), from and against any and all Claims occurring within the Subleased Premises or arising out of, involving, or in connection with, (a) the use or occupancy of the Subleased Premises by Subtenant, (b) the acts or omissions of either party or any of such Party’s invitees, agents or employees, (c) any breach of this Sublease by either Party, and (d) any violation of Applicable Laws caused by either Party. If any action or proceeding is brought against either Party by reason of any of the foregoing matters, such Party shall upon notice defend the same at such Party’s expense by counsel reasonably satisfactory to the other Party. This Section 16 shall survive the expiration or earlier termination of this Sublease.

17.Exemption of Sublandlord from Liability. Unless caused by Sublandlord’s negligence or willful misconduct, Sublandlord shall not be liable for injury or damage to the person or goods, wares, merchandise, or other property of Subtenant, Subtenant’s employees, contractors, invitees, customers, or any other person in or about the Master Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said injury or damage results from conditions arising from the Master Premises or from any other source or place, and regardless of whether the cause of damage or injury or the means of repairing the same is accessible. Notwithstanding any provision in this Sublease to the contrary, neither Sublandlord, nor Master Landlord nor any of its owners, partners, principals, members, trustees, officers, directors, shareholders, agents, employees and lenders, shall be liable for (and Subtenant hereby waives any claims for) any injury or damage to, or interference with, Subtenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage.

18.Damage and Destruction’, Condemnation. In no event shall Sublandlord have any obligation to Subtenant to restore the Subleased Premises or the Master Premises if damaged, destroyed or condemned as described in Article 7.08 or Article 7.09 of the Master Lease. To the extent any damage, destruction or casualty loss occurs in the Master Premises or Subleased Premises which entitles Sublandlord to terminate the Master Lease, Sublandlord may terminate the Master Lease (in which event this Sublease shall automatically terminate) without liability to Subtenant. With respect to damage, destruction or condemnation (as described in Articles 7.08 and 7.09 of the Master Lease), Subtenant shall have no right to abatement of Rent under this Sublease unless Sublandlord is entitled to abatement of rent under the Master Lease with respect to the Subleased Premises and receives such abatement from Master Landlord.

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19.Brokers. Sublandlord and Subtenant hereby represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Sublease, other than: (a) Scott Stone and Frank Palestini (Cresa Global), representing Sublandlord, and (b) Scott Stone (Cresa Global) and Mark Moser (Savills Studley), representing Subtenant (collectively, the “Brokers”). Each Party agrees to indemnify and defend the other Party against and hold the other Party harmless for, from and against any and all Claims with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying Party’s dealings with any real estate broker or agent other than the Brokers. The indemnities in this Section 19 shall survive the expiration or termination of this Sublease. Sublandlord shall pay the Brokers applicable commissions per a separate agreement.

20.Notices. Any notice, demand or request required or desired to be given under this Sublease to Sublandlord or Subtenant shall be in writing via (a) personal delivery, (b) First Class U.S. Mail, return receipt requested, (c) FedEx or other reputable overnight carrier, or (d) email (but only if a hard copy is sent within one (1) business day thereafter by one of the methods in the foregoing sections (a) through (c)), and shall be addressed to the address of the Party to be served, as set forth in this Section 20. Either Party may from time to time, by written notice to the other Party in accordance with this Section 20, designate a different address than that set forth below for the purpose of notice. Upon receipt of any notice from Master Landlord, Subtenant shall promptly deliver a copy of such notice to Sublandlord in accordance with the terms and conditions of this Section 20.

Sublandlord:	Subtenant:

Medamerica, Inc.	Dynavax Technologies
2100 Powell Street, Suite 400	Corporation
Emeryville, CA 94608	2929 Seventh Street, #100
Attn: Legal and Compliance	Berkeley, CA 94710
Department	Attn: Legal Department

21.Default. The occurrence of any of the following events (each, an “Event of Default”) shall constitute a material default and breach of this Sublease by Subtenant: (a) Subtenant’s failure to pay Rent, where such failure shall continue for a period of seven (7) days following Subtenant’s receipt of written notice thereof from Sublandlord; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161, (b) the occurrence of a default or material breach of the Master Lease due to Subtenant’s acts or omissions, or (c) the occurrence of any of the events described in Article 7 of the Master Lease, which remain uncured after the cure period provided in the Master Lease as such cure period is adjusted pursuant to this Sublease. Upon any Event of Default under this Sublease, Sublandlord shall have all of the remedies available to Master Landlord pursuant to the Master Lease, including, without limitation, the remedies enumerated in Article 7.10 of the Master Lease. All of Sublandlord’s rights and remedies herein enumerated or incorporated by reference above are cumulative, and none will exclude any other right or remedy allowed by law or in equity.

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22.Surrender. On the expiration or earlier termination of this Sublease, Subtenant shall, at its sole cost and expense, surrender and deliver up the Subleased Premises to Sublandlord, in a broom-clean, in good order, condition and repair as required by Section 5.04 of the Master Lease, excepting ordinary wear and tear, repair and maintenance for which Master Landlord is responsible under the Master Lease and casualty damage, and otherwise in accordance with the requirements of the Master Lease. Subtenant explicitly agrees to comply with the Repair Obligation as referenced in Section 4.05 of the Master Lease, the License of Existing Furniture as referenced in Section 4.09 of the Master Lease and all other provisions concerning Alterations, Tenant Improvements and Tenant Extra Improvements referenced in the Master Lease. For the avoidance of doubt, Subtenant shall not be required to remove any telecommunications, data cabling, Alterations, Tenant Improvements or Tenant Extra Improvements that exist on the Subleased Premises as of the Commencement Date.

23.Parking. During the Sublease Term, Subtenant shall have the right to park at the Building’s parking garage, on an unreserved basis, up to 72 cars, with the cost of such parking calculated in accordance with Section 7.05 of the Master Lease. Subtenant’s right to use the parking space is expressly conditioned upon Subtenant’s compliance with terms and conditions of the Master Lease and all reasonable rules and regulations respecting parking established from time to time by Master Landlord.

24.Signage. Subtenant shall have the right to install corporate signage in the entrance to the Premises, as well as any common entries, subject to Section 4.04 of the Master Lease.

25.Insurance. The provisions of Article 7 of the Master Lease pertaining to insurance shall be incorporated into this Sublease, subject to the following terms. For purposes of this Sublease, the term “Tenant” in Article 7 of the Master Lease Agreement shall be deemed to mean Subtenant, and the term “Landlord” shall be deemed to mean Master Landlord (except that the release and waiver of subrogation shall also apply as between Sublandlord and Subtenant, as well as between Sublandlord and Subtenant) and the term “Premises” shall mean the “Subleased Premises,” except that all policies of liability insurance required to be maintained by Subtenant hereunder and thereunder shall name Sublandlord and Master Landlord as additional named insureds and all notices related to such insurance and all evidence of such policies shall be delivered to Sublandlord and Master Landlord.

26.Limitation of Liability. None of the Related Parties shall have any personal liability for any default by either Party under this Sublease or arising in connection herewith or with the operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Subleased Premises, and each Party hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under such Party. The terms of this Section 27 shall inure to the benefit of each Party’s and each Related Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.

27.Estoppel. Within ten (10) business days after request therefor by Sublandlord, Subtenant agrees to execute an Estoppel Certificate in accordance with Article 5.13 of the Master Lease.

10.

28.Governing Law. The terms and provisions of this Sublease shall be construed in accordance with and governed by the laws of the State of California.

29.Partial Invalidity. If any term, provision or condition contained in this Sublease shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Sublease shall be valid and enforceable to the fullest extent possible permitted by law.

30.Attorneys’ Fees. If any Party commences litigation against another in connection with this Sublease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the prevailing Party shall be entitled to recover from the other Party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

31.Counterparts and Electronic Signatures. This Sublease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Sublease may be executed by a Party’s signature transmitted by email, and copies of this Sublease executed and delivered by means of emailed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All Parties hereto may rely upon emailed signatures (including signatures in Portable Document Format) as if such signatures were originals. All Parties hereto agree that an emailed signature page may be introduced into evidence in any proceeding arising out of or related to this Sublease as if it were an original signature page.

32.Entire Agreement. This Sublease, together with the Master Lease as incorporated or referenced herein, constitutes the entire agreement and complete understanding of the Parties with respect to the matters set forth herein and merges and supersedes all prior, oral and written, agreements and understandings, and all contemporaneous oral agreements and understandings, of any nature whatsoever with respect to such subject matter.

33.Master Landlord’s Consent. This Sublease is subject to and contingent upon and shall be of no force or effect until Master Landlord’s execution of a written consent to this Sublease in a form reasonably acceptable to the Parties hereto (the “Landlord Consent”). In the event Master Landlord does not so execute the Landlord Consent within thirty (30) days following the Effective Date, then Subtenant may, at its discretion, terminate this Sublease. If this Sublease is so terminated, Sublandlord shall promptly return to Subtenant any prepaid Rent and the Security Deposit previously paid to Sublandlord. Neither Party shall have any liability to the other for any termination or cancellation of this Sublease as a result of Master Landlord’s failure or refusal to consent to this Sublease despite such efforts by the Parties hereto.

[Signature page follows]

11.

Exhibit 10.2

In Witness Whereof, Sublandlord and Subtenant have executed this Sublease as of the date and year set forth above.

SUBLANDLORD:		SUBTENANT:

MEDAMERICA INC. (d/b/a Vituity), a Delaware corporation		DYNAVAX TECHNOLOGIES CORPORATION a Delaware corporation

By:	/s/ Michael F. Harrington	By:	/s/ Ryan Spencer
Name:	Michael F. Harrinton	Name:	Ryan Spencer
Title:	CEO	Title:	Interim Co-President

12.